Exhibit 99.1

Einstein Noah Restaurant Group Appoints Glenn Lunde as Chief Concept Officer

LAKEWOOD, CO – June 03, 2013 – Einstein Noah Restaurant Group, Inc. (NASDAQ: BAGL), a leader in the fast-casual segment of the restaurant industry operating under the Einstein Bros.® Bagels, Noah’s New York Bagels®, and Manhattan Bagel® brands, today announced the appointment of Glenn Lunde to the position of Chief Concept Officer, effective immediately. Mr. Lunde has over 20 years of experience in developing and executing marketing strategies, product development and concept innovation for a variety of restaurant companies and will lead the strategic direction for all three brands.

“Glenn possesses significant expertise in successfully defining and driving the direction for accomplished brands in both the fast-casual and quick-service segments, and we are confident this know-how will be a tremendous asset for Einstein Noah as we continue to elevate our brands and accelerate our growth,” stated Jeff O’Neill, president and chief executive officer of Einstein Noah Restaurant Group, Inc. “Glenn’s proven ability to achieve results through creativity, collaboration, and disciplined execution will play an important role as we solidify our leadership position in fresh-baked bagels, premium sandwiches, and specialty beverages.”

Prior to joining Einstein Noah Restaurant Group, Mr. Lunde served as senior vice president, chief guest officer for Panda Restaurant Group, Inc. which includes Panda Express, Panda Inn, and Hibachi-San, where he was responsible for marketing, product development and food safety/quality assurance. Previously, Mr. Lunde served as senior vice president, chief marketing and chief concept officer for Round Table Pizza Inc, following eight years at Taco Bell. At Taco Bell he led the development of several significant products for the brand, including the Chalupa and Gordita product lines.

Mr. Lunde earned his undergraduate degree in economics and psychology from Stanford University and holds a masters degree in business from UCLA.

About Einstein Noah Restaurant Group

Einstein Noah Restaurant Group, Inc. is a leading company in the quick casual restaurant industry that operates franchises and licenses locations under the Einstein Bros.®, Noah’s New York Bagels® and Manhattan Bagel® brands. The Company’s retail system consists of over 815 restaurants in 40 states and the District of Columbia. It also operates a dough production facility. The Company’s stock is traded on the NASDAQ under the symbol BAGL. Visit www.einsteinnoah.com for additional information.

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